Exhibit 99.01

NEWS RELEASE

1225 17th St.
Denver, CO 80202

Xcel Energy Media Relations
(303) 294-2300
www.xcelenergy.com

Jan. 28, 2004

Xcel Energy subsidiary reaches settlement agreement
with Commodity Futures Trading Commission

     DENVER – Xcel Energy (NYSE:XEL) said today its non-utility natural gas marketing and trading subsidiary — e prime inc. — has reached a settlement agreement with the U.S. Commodity Futures Trading Commission with respect to allegations that e prime submitted inaccurate information to industry publications.

     Xcel Energy had previously disclosed the CFTC’s investigation. Without admitting or denying the CFTC’s findings, e prime inc. agreed to pay $16 million to settle the matter. The CFTC order resolving the matter recognized Xcel Energy’s cooperation in the commission’s investigation. Xcel Energy officials pledged to continue cooperating.

     In June 2003, e prime inc. announced it had terminated or accepted resignations from four employees and that it had suspended two employees pending completion of the CFTC investigation. In November 2003, Xcel Energy accepted the resignations of the remaining suspended employees.

     A number of other energy companies previously settled similar CFTC allegations in amounts ranging from $3 million to $28 million.

     Xcel Energy believes none of e prime’s reporting to industry publications had any effect on the financial accounting treatment of any transaction reported in its books and records. The company’s investigation indicated there were no similar issues with electricity trading reporting.

     e prime inc., which was formed in 1995, is in the process of shutting down operations. Prior to employee disciplinary actions stemming from the CFTC investigation, e prime inc. had 32 employees. As part of Xcel Energy’s decision to exit the natural gas merchant business, e prime inc. has severed all but four of its employees.

     Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 11 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.7 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

For further information, contact:

Xcel Energy Investor Relations
Dick Kolkmann, 612-215-4559
Paul Johnson, 612-215-4535

Media Relations, Denver: 303-294-2300